Exhibit 10.1

SharonAI Holdings Inc. 745 Fifth Avenue, Suite 500 New York, NY 10151

21 May 2026

BY EMAIL

Mr. Andrew Penn

6 Burns Street

Prahran Victoria 3181

Via email: andrew.penn@mac.com

RE: SharonAI Holdings Inc. (“Company”)

Dear Andrew,

I am pleased to confirm that following consideration by the Board of Directors of the Company, (the “Board”), has approved the contents of this letter agreement for your appointment as a Non-Executive, Class II Director and Chairman of the Board subject only to you confirming your acceptance of these terms and conditions.

It is understood that you will not be an employee of the Company.

1.	APPOINTMENT

1.1	Your appointment is subject to the Certificate of Incorporation and By-laws of the Company as is currently in effect and as may be modified or amended from time to time (collectively, the “Constitution”). Nothing in this letter will be taken to exclude or vary the terms of the Constitution as it applies to you as a director of the Company. Your continued service as a director is subject to your re-election by the Company’s stockholders at the applicable annual stockholders’ meeting for your class of director and to re-election at any subsequent annual stockholders’ meeting at which either the Constitution requires, or the Board resolves, that you stand for re-election. Class II directors are next up for re-election at the 2027 annual stockholders meeting

1.2

Continuation of your service as a director is also contingent on satisfactory performance, as determined by the Corporate Governance and Nominating Committee of the Board, and any relevant statutory provisions relating to the removal of a director.

1.3

The Corporate Governance and Nominating Committee of the Board may nominate you to serve for successive term(s), in its discretion and subject to your agreement and your re-election at the applicable annual stockholders’ meetings in accordance with the Constitution. Notwithstanding any mutual expectation, you have no right to re-nomination by the Board.

1.4	You may be appointed to serve on one or more committees of the Board. Your appointments are or will be as follows (until the committees or the Board decide otherwise):

Audit and Risk Management Committee	Invitee
Compensation Committee	Invitee
Corporate Governance and Nominating Committee	Invitee

1.5	You agree to comply with the Company’s Code of Ethics and Business Conduct, as may be amended from time to time, which is available on the Company website.

SharonAI Holdings Inc. 745 Fifth Avenue, Suite 500 New York, NY 10151

1.6	The Board may request that you resign from your role as a member of the Board, and you agree to resign, if you:

(a)	commit a material breach of your obligations under this letter;

(b)	commit any serious or repeated breach or non-observance of your obligations to the Company (which include an obligation not to breach your duties to the Company, whether statutory, fiduciary or common law);

(c)	are guilty of any fraud or dishonesty or have acted in a manner which, in the opinion of the Company acting reasonably, brings or is likely to bring you or the Company into disrepute or is materially adverse to the interests of the Company;

(d)	are convicted of any criminal offence that results in a material penalty or imprisonment;

(e)	are restricted or disqualified from acting as a director of any company;

(f)	have been absent for more than six consecutive months without permission of the Board from meetings of the directors held during that period all of your co-directors pass a resolution that by reason of such absence you have vacated your office;

(g)	are required in writing (whether in electronic form or otherwise) by all your co-directors to resign; or

(h)	have not complied with the Company’s policies or any material applicable laws.

2.	TIME COMMITMENT

2.1	You will be expected to spend a sufficient amount of time as may be necessary to adequately prepare for and attend any meetings of the Board and its committees as may be called from time to time. You will be expected to devote such time as is necessary for the proper performance of your duties.

2.2	The nature of the role makes it impossible to be specific about the maximum time commitment, and there is always the possibility of additional time commitment in respect of preparation time and ad hoc matters which may arise from time to time, and particularly when the Company is undergoing a period of increased activity. At certain times it may be necessary to convene additional Board, committee, or stockholder meetings.

3.	FEES AND EXPENSES

3.1	You will be paid an annual fee for your service on the Board as Chairman and as a member of each Board Committee on which you serve of $165,000 (USD) gross (current at the date of this letter) (“Cash Compensation”).

3.2

In addition, as Chairman & a non-employee director of the Company you will be entitled to receive an annual equity grant under the Company’s Equity Incentive Plan,the amount of which will be determined each year by the Board, and the first of which will be for 6,944 Restricted Stock Units vesting monthly in equal amounts over the 12 months following the grant.

3.3

You will be granted an initial once-off grant of 40,000 of Restricted Stock Units under the Company’s Equity Incentive Plan.

In the event you depart the board prior to the full 3-year term, and subject to the terms of the plan, a pro-rate amount shall be vested in your favor.

Your once-off award will be granted at the first meeting of the Board after this letter becomes effective with 1/3 each to be vested on the 12, 24- and 36-month anniversary of your appointment as a director and Chairman.

All fees, awards, grants and other compensation are subject to periodic review and adjustment by the Compensation Committee of the Board and the full Board.

SharonAI Holdings Inc. 745 Fifth Avenue, Suite 500 New York, NY 10151

3.4	Fees will be subject to periodic review by the compensation committee of the Board.

3.5	The Company will reimburse you for all reasonable and properly-documented expenses you incur in performing the duties of your office. The procedure and other guidance in respect of expense claims is set out in the Company’s guide relating to expense claims from time to time or, if no such guide is in place, as agreed with the Chairman of the Board’s Audit and Risk Management Committee.

3.6

Unless otherwise agreed between you and the Compensation Committee of the Board, on termination of your services as a director you will only be entitled to such fees as may have accrued to the date of termination, together with reimbursement in the normal way of any expenses properly incurred prior to that date.

3.7	Equity Awards will be calculated by way of reference to the reference price for the most recent corporate placement (the ‘Oaktree Note’).

4.	INDEPENDENCE AND OUTSIDE INTERESTS

4.1	The Board of the Company has determined you to be independent, taking account of the guidance contained in Nasdaq Rule 5605 and IM-5605, and taking into account exemptions thereto at Nasdaq Rule 5615.[5]

4.2

Notwithstanding the foregoing, you acknowledge the importance of avoiding conflicts of interest and the appearance of conflicts of interest. Accordingly, you have disclosed all present or currently existing conflicts and agree to disclose to the Chief Executive Officer and the Chair of the Audit and Risk Management Committee any future commitments, whether such commitments create potential or actual conflicts of interest or the appearance of any conflicts. In the event that you become aware of any further potential or actual conflicts of interest, you must disclose it as soon as practicable to the Chief Executive Officer and the Chair of the Audit and Risk Management Committee. Where the matter concerns you in your capacity as Chairman, such disclosure shall be made to the Chair of the Audit and Risk Management Committee, and the matter may be referred to the Board for consideration and, where appropriate, approval. You should immediately recuse yourself from decision making on any matter on which there is a conflict.

4.3	You represent to the Company that the performance of your duties as a director of the Company do not and will not violate any agreement or obligation, whether written or not, that you may have with or to any person.

5.	CONFIDENTIALITY

5.1	You acknowledge that as a director you will have fiduciary duties to the Company, which include, but are not limited to keeping all information acquired during your appointment confidential and not be releasing, communicating, or disclosing it either during your service or after you stop serving at a director, to third parties without my prior clearance.

5.2	You acknowledge the need to hold and retain Company information (in whatever format you may receive it) under appropriately secure conditions.

5.3	You will notify the Company promptly if you are subpoenaed or otherwise served with legal process in any manner involving the Company.

5.4	In the event of any claim or litigation against the Company, or any officer, employee, or director of the Company, based upon any alleged conduct, acts or omissions, you will cooperate with the Company and provide to the Company such information and documents in your possession or control as are necessary and reasonably requested by the Company or its counsel.

5.5	Nothing in this paragraph will prevent you from disclosing information which you are entitled or required to disclose under any statutory provision, provided that the disclosure is made in accordance with the provisions of such statutory provision.

SharonAI Holdings Inc. 745 Fifth Avenue, Suite 500 New York, NY 10151

6.	DEALING IN THE COMPANY’S SHARES, FILINGS

6.1	You agree to comply with the insider trading policy, as may be amended from time to time, which is available on the Company website.

6.2	You agree to give prior notice to the Company of any trades you intend to make in the Company’s stock, and the assist the Company with any necessary filings.

7.	REVIEW PROCESS

The performance of individual directors and the whole Board and its committees is evaluated annually.

8.	INDEPENDENT PROFESSIONAL ADVICE

Circumstances may occur when, in the execution of your duties as a director, it will be appropriate for you to seek advice from independent advisers at the Company’s expense. With the approval of the Chair of the Audit and Risk Management Committee, the Company will reimburse the reasonable cost of expenditure incurred by you in such circumstances in accordance with any policy in effect from time to time.

Copies of this advice would normally be expected to be made available to, and for the benefit of all Board members, unless otherwise agreed by the Chair of the Audit and Risk Management Committee.

All directors have direct access to the General Counsel / Corporate Secretary for advice and assistance where appropriate. If you wish to contact a member of the Company’s management, the Corporate Secretary is available to facilitate that meeting for you.

9.	CHANGES TO PERSONAL DETAILS

You will advise the Corporate Secretary promptly of any change in address or other personal contact details.

10.	RETURN OF PROPERTY

Upon termination of your service as a director of the Company (for whatever cause), you will deliver to the Company or destroy, at the Company’s discretion, all documents, records, papers, or other Company property which may be in your possession or under your control, and which relate in any way to the Company’s business affairs, and you will not retain any copies thereof.

SharonAI Holdings Inc. 745 Fifth Avenue, Suite 500 New York, NY 10151

If you are agreeable to accepting your appointment on the foregoing terms and conditions, I would ask you to sign and return one copy of this letter to me.

Yours sincerely,

/s/ James Manning
Chairman of the Board
SharonAI Holdings Inc

Date: May 21, 2026

I confirm and agree to the terms of my appointment as a non-executive director & Chairman of the Company as set out in this letter.

/s/ Andrew Penn
Andrew Penn

Date: May 21, 2026

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